Exhibit 10.18

NOTICE OF ADDITIONAL DEFAULTS

AND FORBEARANCE AGREEMENT

This Notice of Additional Defaults and Forbearance Agreement (“Agreement”) is entered into and made effective as of March 10, 2026 (“Effective Date”), by and between Pinnacle Bank, a California corporation (“Lender”), on the one hand, and Polar Power, Inc., a Delaware corporation (“Borrower”), on the other hand. Lender and Borrower are collectively referred to herein as the “Parties.” This Agreement is based on the following facts:

RECITALS

A. Borrower executed and delivered to Lender: (a) a Loan and Security Agreement, dated August 31, 2020 (the “Loan Agreement”; initially capitalized terms used but not defined herein shall have the meanings in the Loan Agreement), evidencing a revolving line of credit in the aggregate amount of $7,500,000.00 providing for loans against the value of Borrower’s accounts receivable in an amount up to $7,500,000.00 and providing for loans against the value of Borrower’s inventory in an amount up to $4,750,000.00 (such loans, the “Revolving Loans”); and (b) a related Secured Promissory Note (Single Advance – Non-Revolving), dated December 14, 2020 (the “Note”), evidencing a term loan in the original principal amount of $2,500,000.00 (the “Term Loan”; and together with the Revolving Loans, shall be individually and collectively referred to as the “Loans”). Pursuant to the Loan Agreement, Borrower also granted Lender a security interest in all assets of Borrower as more specifically described in the Loan Agreement (the “Collateral”). Lender duly perfected its security interest in the Collateral.

B. Pursuant to the terms of the Loan Agreement, the outstanding amount due, owing and unpaid is not less than $4,010,201.95 calculated as of January 21, 2026, plus interest, late charges and other recoverable fees and costs (the “Obligations” ).

C. Reference is made to that certain Notice of Events of Default and Demand for Payment, dated as of December 15, 2025, from Lender to Borrower (the “Existing NOD”), referencing Borrower’s breach of: (a) Section 6.14 of the Loan Agreement due to Borrower’s failure to attain an Effective Tangible Net Worth greater than Six Million Dollars ($6,000,000.00) as of the fiscal quarter period ending September 30, 2025, with Borrower’s Effective Tangible Net Worth for such fiscal quarter ending period being approximately ($2,899,000.00), and with such breach resulting in an Event of Default under Section 8.2 of the Loan Agreement; and (b) Section 2.2 of the Loan Agreement due to the existence of an Overadvance in the amount of $471,846.54 on November 10, 2025, with such Overadvance required to be repaid immediately but with same continuing to remain outstanding as of the date hereof (as such Overadvance amount may change from time to time, the “Continuing Overadvance”), with such breach resulting in continuing Events of Default under Sections 2.2 and 8.1 of the Loan Agreement. The foregoing Events of Default are referred to as the “Prior Defaults”.

D. Reference is further made to that certain Notice of Default and Intent to Foreclose, dated as of February 3, 2026, from Lender to Borrower, referencing the Prior Defaults and advising of Lender’s intent to conduct a foreclosure sale. The Bank has instituted the default rate of interest commencing on February 26, 2026 (“Accruing Default Interest”).

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E. NOTICE IS HEREBY GIVEN that in or around December 2025, Borrower breached: (a) Section 7.1 of the Loan Agreement due to Borrower’s entering into a credit agreement (the “WWCM Agreement”) with, and obtaining a $640,000 loan from, World Wide Capital Management, LLC (“WWCM”; and such loan, the “WWCM Loan”) in breach of the terms of such Section, with such breach resulting in an Event of Default under Section 8.2 of the Loan Agreement; and (b) Section 7.1 of the Loan Agreement due to Borrower’s granting of a security interest in its assets to, and/or purportedly selling a portion of its Accounts and Accounts collections to, WWCM, in breach of the terms of such Section, with such breach resulting in an Event of Default under Section 8.2 of the Loan Agreement. The foregoing Events of Default are referred to as the “Additional Defaults”; together with the Prior Defaults, individually and collectively, the “Specified Existing Defaults”.

F. Borrower has requested that Lender forbear, until the Forbearance Termination Date (as defined in Section 5 of this Agreement), from exercising certain of its rights and remedies arising as a result of the Specified Existing Defaults. Lender has agreed to so forbear in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower hereby agrees as follows:

1. Acknowledgment of Obligations. Borrower hereby acknowledges, confirms and agrees that as of January 21, 2026, the Obligations owing to Lender under the Loans are not less than $4,010,201.95, plus accrued and unpaid interest, costs and other expenses incurred by Lender in connection with the Loan Documents and this Agreement. Borrower hereby acknowledges, confirms and agrees that the Obligations, plus additional expenses, fees and other charges due and chargeable under the Loan Documents have accrued and continue to accrue. Subject to the conditional forbearance terms in this Agreement, Borrower hereby acknowledges and agrees that (a) the Obligations may be accelerated and become immediately due and payable under the terms of the Loan Documents, and (b) the Obligations are unconditionally owing by Borrower to Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever. Borrower further agrees that in no event shall the effect of this Agreement be deemed to be a novation of the Loan Documents or the Obligations and Borrower confirms the indebtedness of Borrower under the Loan Documents, with all of the terms and provisions of the Loan Documents remaining in full force and effect. Borrower reaffirms its Obligations under all Loan Documents to which it is a party.

2. Acknowledgment of Security Interests. Borrower hereby acknowledges, confirms and agrees that Lender has and shall continue to have valid, enforceable, perfected and unavoidable first-priority liens upon and security interests in the Collateral granted to Lender pursuant to the Loan Documents.

3. Acknowledgment of Loan Documents. Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to Lender by Borrower, and each is in full force and effect as of the date hereof, (b) the agreements and Obligations of Borrower contained in the Loan Documents and in this Agreement constitute the legal, valid and binding Obligations of Borrower, enforceable against Borrower in accordance with their respective terms, and Borrower has no valid defense to the enforcement of the Loan Documents and this Agreement, and (c) Lender is and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

4. Acknowledgment of Defaults. Borrower hereby acknowledges, confirms and agrees that the Specified Existing Defaults have occurred and are continuing, which constitute Event(s) of Default and entitle Lender to exercise its default rights and remedies under the Loan Documents, applicable law or otherwise, and that Lender has not waived such Specified Existing Defaults, and nothing contained in this Agreement or the transactions contemplated hereby or acceptance of past or future payments constitute such a waiver. Borrower hereby waives the right to contest the occurrence, existence, accuracy or materiality of the Specified Existing Defaults. Borrower acknowledges and agrees that Lender may have been unable to ascertain the existence of any additional Event(s) of Default (other than the above Specified Existing Defaults) existing as of the date hereof and, therefore, the Specified Existing Defaults as identified in this Agreement are not exhaustive, and the absence of a reference to any such additional Event(s) of Default is not to be deemed a waiver of such additional Event(s) of Default.

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5. Term of Forbearance. Subject to the other terms hereof including, without limitation continuing satisfaction (as determined by Lender in its sole discretion) of the below Forbearance Continuation Conditions (set forth in Section 6 below), Lender agrees to forbear from exercising certain rights and remedies under the Loan Documents arising from the Specified Existing Defaults solely for the period (the “Forbearance Period”) commencing as of the Effective Date and terminating upon the earliest to occur of the following dates (the “Forbearance Termination Date”): (a) July 31, 2026 (the “Stated Forbearance Termination Date”); (b) the date of any additional Event of Default under any of the Loan Documents other than the Specified Existing Defaults (including, without limitation, Borrower’s failure to remit payments and other proceeds on Accounts or other Collateral to, and as instructed by, Lender); (c) the date on which Borrower breaches any provision of this Agreement, including the provisions of Section 6 below; (d) any representation, warranty or statement made by Borrower in this Agreement herein shall have been untrue when made or deemed made; or (e) the date on which the Obligations are finally repaid in full. Notwithstanding anything to the contrary in the foregoing, as a result of the Specified Existing Defaults, Lender reserves the right during the Forbearance Period to: (i) continue to charge the Default Rate of interest; (ii) at any time, notify account debtors that their Accounts have been assigned to Lender by Borrower and that payment thereof is to be made to the order of, and directed solely to, Lender; and (iii) until the Triggering Event, continue to refrain from making Advances or extending credit to or for the benefit of Borrower under the Loan Agreement, the Loan Documents, or any other agreement between Borrower and Lender, with any Advances or extension of credit made prior to the Triggering Event to be made by Lender in its sole discretion, with such discretionary Advances not to constitute a waiver of the Specified Existing Defaults or any other Event of Default, and with Lender reserving the right to cease making any such discretionary Advances or extensions of Credit at any time and without further notice. At any time after the Forbearance Termination Date (in the event the Obligations have not been finally repaid in full), any consents and forbearances granted under this Agreement shall terminate and cease to exist, and Lender shall have the right to pursue any and all rights and remedies under the Loan Documents and this Agreement, at law or in equity.

6. Forbearance Continuation Conditions.

(a) Payments on Obligations. Borrower at all times agrees to continue to timely make all ongoing payments of the Obligations required under the Loan Agreement, the Note and the Loan Documents, with Lender irrevocably authorized (but having no obligation) to make any payments due under the Note on behalf of Borrower by charging them as Advances under the Loan Agreement and adding them to the Obligations thereunder regardless of whether an Overadvance will result.

(b) In addition, Borrower agrees in favor of Lender as follows:

(i) on or prior to the Effective Date, Borrower shall pay to Lender the amount of $250,000, which payment shall be applied to reduce the Continuing Overadvance (until paid in full) and any other Obligations; alternatively, Borrower may assign to Lender sufficient new Eligible Accounts so that 85% of the Net Face Amount of such new Eligible Accounts can be applied toward a reduction in the aggregate amount of $250,000 of the Continuing Overadvance (until paid in full) and any other Obligations;

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(ii) on or prior to the Effective Date, Borrower shall have assigned to Lender new Eligible Accounts in the aggregate amount of at least $185,000, with 85% of the Net Face Amount of such new Eligible Accounts to be applied to reduce the Continuing Overadvance (until paid in full) and any other Obligations; and

(iii) within forty-five (45) days of the Effective Date, Borrower shall reduce the Continuing Overadvance (until paid in full) and other Obligations by the aggregate amount of $225,000, which reduction can result from a Borrower cash payment and/or the assignment to Lender of sufficient new Eligible Accounts, with 85% of the Net Face Amount of such new Eligible Accounts to be applied towards such reduction amount.

If Borrower timely complies with all terms of Section 6(b)(i), (ii) and (iii) above and so long as the Forbearance Termination Date has not occurred, Lender agrees that it will re-commence making Advances to Borrower subject to the terms of Section 2.1 of the Loan Agreement provided, however, that notwithstanding anything to the contrary in such Section 2.1 regarding the advance rate, Borrower shall only be entitled to Advances in an amount equal to 42.5% of the Net Face Amount of thereafter arising Eligible Accounts, with the remaining 42.5% of the Net Face Amount of such Eligible Accounts to be applied to reduce the then outstanding Obligations. Further, Accruing Default Interest shall cease accruing: (x) when Borrower timely satisfies Section 6(b)(i) by making a cash payment in the amount of $250,000 and Lender is able to confirm the Eligible Accounts assigned under Section 6(b) (ii) and (iii) above; or (y) when Borrower timely complies with all terms of Section 6(b)(i), (ii) and (iii) above and Lender receives cash collections from the assigned Eligible Accounts sufficient in amount to reduce the Continuing Overadvance (until paid in full) and any other Obligations as required under Section 6(b) above.

(c) Final Repayment of Obligations. Borrower agrees that it will cause all Obligations to be fully and finally paid on or prior to the Stated Forbearance Termination Date. For avoidance of doubt, such repayment shall continue to be subject to the early termination fee provisions of Section 3.2 of Loan Agreement which provides, among other things, that a prepayment of the Obligations prior to the end of the Initial Term or a Renewal Term shall be subject to an early termination fee even if such prepayment is occasioned by Lender’s demand following an Event of Default.

(d) Forbearance Fee. In consideration of Lender’s agreement to forbear from immediately exercising certain of its default rights and remedies, Borrower shall pay Lender a forbearance fee of Fifteen Thousand and 00/100 Dollars ($15,000.00) which shall be fully earned, due and payable on the Effective Date, with Lender irrevocably authorized (but having no obligation) to pay such forbearance fee on behalf of Borrower by charging it as an Advance under the Loan Agreement and adding it to the Obligations thereunder regardless of whether an Overadvance will result.

(e) Collateral Collections. Borrower shall at all times continue to direct, at Borrower expense and in the manner requested by Lender from time to time in its sole discretion, that payments and other proceeds of Accounts and other Collateral be sent to Lender.

(f) WWCM. Prior to the Effective Date, Borrower shall have provided Lender with a copy of the WWCM Agreement and all related documents. On and after the Effective Date, Borrower shall make best efforts to cause WWCM to terminate any and all UCC-1 Financing Statements filed against Borrower, with Borrower to provide Lender with satisfactory evidence of the completion of same. Borrower shall provide Lender with proof of timely weekly payments to WWCM in connection with the WWCM Loan. With respect to the WWCM Loan, in the event of a default thereunder and/or Borrower’s failure to provide proof of such timely weekly payments to WWCM, Borrower hereby irrevocably authorizes Lender to: (i) institute reserves against amounts (if any) that would be available for borrowing under the Loan Agreement, which reserves shall be for amounts coming due under the WWCM Loan; and (ii) pay amounts due under the WWCM Loan, which amounts paid shall constitute Advances under the Loan Agreement to be added to the Obligations regardless of whether an Overadvance will result. Within thirty (30) days of the Effective Date, Borrower shall cause WWCM to execute and deliver a subordination agreement in favor of Lender, with such subordination agreement to be in form and content acceptable to Lender.

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(g) Replacement Financing; Capital Raises. Borrower shall at all times utilize its best efforts to find replacement financing and/or to raise capital in an amount sufficient to finally repay all Obligations on or prior to the Stated Forbearance Termination Date. Lender’s prior written consent shall be required for any and all capital raises whether taking the form of equity or debt issuances, or the sale of Borrower businesses, locations or Collateral, which consent may be granted or denied in Lender’s sole discretion. Commencing on or prior to the Effective Date and continuing every two weeks thereafter, Borrower will provide Lender with written updates as to the status of any such replacement financing and/or capital raises together with supporting documentation respecting same all in form and substance reasonably acceptable to Lender in its sole discretion.

(h) Insurance. Borrower shall at all times comply with the insurance requirements of the Loan Agreement and Loan Documents including, without limitation, the requirements of Section 6.10 of the Loan Agreement, with Lender to receive satisfactory evidence that all such insurance is currently in effect and all terms of Section 6.10 have been satisfied.

(i) Failure to Repay Obligations; Waivers by Borrower. If Borrower fails to repay the Obligations in full by the Forbearance Termination Date, Borrower agrees that it will cooperate with Lender in its exercise of its rights and remedies, with Lender reserving any and all of its rights and remedies, and its right to elect some or all of its rights and remedies, as set forth in Loan Documents and as provided by applicable law. Borrower hereby waives the right to contest, dispute, limit or impair Lender’s rights and remedies including, without limitation, in connection with any action, suit or other proceeding (whether judicial, administrative, or in equity) seeking enforcement of such rights and remedies.

7. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Loan Documents without the necessity of providing notice to Borrower: (i) failure by Borrower to perform any of its obligations under this Agreement including the obligations required under Section 6 above; (ii) the occurrence of any breach or default under the WWCM Agreement; (iii) the occurrence of any Event of Default under the Loan Documents other than the Specified Existing Defaults;

(iv) any attempt by Borrower, or a trustee, receiver or agent of any of them, to repudiate, reject, rescind, nullify or abrogate this Agreement or any provision thereof; (v) any avoidance, recovery, offset or order of disgorgement against Lender as to all or any payments, consideration, and benefits conferred to Lender under this Agreement; and (vi) if Borrower files a bankruptcy petition subsequent to the Effective Date.

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8. Releases.

(a) Borrower acknowledges, confirms and agrees that it has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of Borrower’s liability to repay Lender or to seek affirmative relief or damages of any kind or nature from Lender except with respect to the performance of Lender’s obligations in this Agreement. Borrower together with any and all successors, assigns, subsidiaries and affiliates (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge Lender and all of Lender’s past and present officers, directors, shareholders, servants, agents, affiliates, subsidiary business entities, parent business entities, attorneys, assigns, heirs, parents, and each person acting for or on behalf of any of them (collectively, “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct or indirect, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Loan Documents, and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements related to any of the foregoing, except this release shall not apply with respect to the performance of Lender’s obligations in this Agreement. Effective upon the execution hereof, and notwithstanding any failure of Borrower to satisfy any of the conditions precedent and subsequent set forth herein, the Releasing Parties hereby agree that, without any further act, Lender, together with each of its officers, directors, employees, counsel, agents, and attorneys in fact, are fully and forever released and discharged from any and all claims for damages or losses to the Releasing Parties (whether these damages or losses are known or unknown, foreseen or unforeseen, or patent or latent) including, without limitation, tort claims, demands, actions and causes of action of any nature, whatsoever arising under or relating to the Loan Documents, or any of the transactions related thereto, prior to the date hereof, and (solely to the extent that California law may be relevant) the Releasing Parties waive application of California Civil Code Section 1542, but excluding any such claims to the extent they relate to the performance of Lender’s obligations in this Agreement. The Releasing Parties certify that they have read the following provisions of California Civil Code Section 1542: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

And indicates that fact by initialing here: _____ (Borrower)

(b) The Releasing Parties understand and acknowledge that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, the Releasing Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of this release but which they do not know exist, and which, if known, would materially affect their decision to execute this Agreement, regardless of whether their lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The Releasing Parties understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of the Releasing Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any of the Released Parties on the basis of any claim released, remised and discharged by any Released Parties pursuant to this Section 8. If any of the Releasing Parties violates the foregoing covenant, the Releasing Parties agree to pay, in addition to such other damages as any of the Released Parties may sustain as a result of such violation, all attorneys’ fees and costs incurred by any of the Released Parties as a result of such violation.

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9. Other Terms.

(a) Foreclosure; Lender’s Agreement. Upon the termination of the Forbearance Period, unless all of the Obligations have been finally repaid in full, Lender may immediately enforce its claims, rights, liens, and security interests under this Agreement, and the Loan Documents, including, but not limited to, taking possession of its collateral, or any portion thereof, and foreclosing upon its collateral, or any portion thereof, in accordance with the Loan Documents and applicable law.

(b) No Waiver by Lender. Except as otherwise expressly set forth in this Agreement, this Agreement shall not constitute a waiver or modification of any of Lender’s rights or remedies, and it shall not preclude the exercise of any right or remedy available to Lender at law or in equity, including any procedure necessary or appropriate to enforce any of the terms and conditions set forth in this Agreement or the Loan Documents. Lender shall have the right to waive any of the rights, remedies, claims, powers, benefits or privileges granted in or pursuant to this Agreement or the Loan Documents, and Lender shall have no obligation or duty to any other entity or person, with respect to the exercise of Lender’s rights, remedies, claims, powers, benefits and privileges. Any delay in or failure to exercise any of Lender’s rights, remedies, claims, powers, benefits or privileges shall not subject Lender to any liability to any entity, and no other entity may rely upon or in any way seek to assert as a defense to any obligation owing to Lender such delay or failure. Such delay or failure, if any, shall not be deemed to constitute a waiver of any such right, remedy, claim, power, benefit or privilege of Lender. All of Lender’s rights with respect to all the matters referred to in this Agreement or the Loan Documents, in general, and this Section 9(b), in particular, are expressly reserved. Nothing in this Agreement or Lender’s prior action or inaction shall be construed as a course of conduct or dealing between the Parties.

(c) Reversal of Payments. If Lender receives any payments or rents, issues, profits or proceeds of its Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be revived and continue as if such payments or proceeds had not been received by Lender.

(d) Representations. Borrower warrants and represents to Lender that it is the sole and lawful owner of all right, title, and interest in and to all of the released matters which it has released or shall release pursuant to this Agreement and that it has not heretofore voluntarily, by operation of law, or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any of such released matters, or any part or portion thereof, or any claim, demand, or right against the other party.

(e) Entire Agreement. Each party acknowledges to each of the other parties that no other party or any agent or attorney of any other party has made any promise, representation, or warranty whatsoever, express or implied, written or oral, not contained herein concerning the subject matter hereof to induce it to execute this Agreement, and each of the parties acknowledges that it has not executed this Agreement in reliance on any promise, representation, or warranty not contained herein.

(f) Counsel. Each party acknowledges to each of the other parties that it has been represented by independent legal counsel of its own choice throughout all the negotiations which preceded the execution of this Agreement and has executed this Agreement with the consent and on the advice of such independent legal counsel. Each party further acknowledges that such party and its counsel have had adequate opportunity to make whatsoever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein.

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(g) Governing Law. The terms and conditions set forth in the Loan Documents regarding the application of California governing law shall apply to this Agreement.

(h) Construction. This Agreement has been jointly negotiated. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.

(i) Multiple Counterparts. This Agreement may be executed in counterparts and shall be effective when each party has signed a counterpart. This Agreement and signatures thereon transmitted by Telecopy, PDF, email or other electronic means shall be effective as an original agreement and original signatures thereon.

10. Waiver of Jury Trial. The terms and conditions set forth in the Loan Documents regarding the waiver of jury trial shall apply to this Agreement.

11. Judicial Reference. The terms and conditions set forth in the Loan Documents regarding application of judicial reference shall apply to this Agreement.

12. Notice. Notices may be directed to the respective Parties as follows. Any notice required to be given under this Agreement shall be given in writing and delivered by email transmission to the intended recipient pursuant to the information below, and shall be effective on the date of transmission.

To Lender:	To Borrower:

Pinnacle Bank	Polar Power, Inc.
18181 Butterfield Blvd., Suite 135	249 E. Gardena Blvd.
Morgan Hill, CA 95037	Gardena, CA 90248
Attn: Kevin O’Hare, President – Pinnacle	Attn: Arthur D. Sams, CEO & Secretary
Capital Finance	Email: asams@polarpowerinc.com
Email: kevin.ohare@pinnacle.bank

and	and

J. Alexandra Rhim
Levinson Arshonsky Kurtz & Komsky, LLP
15303 Ventura Blvd., Suite 1650
Sherman Oaks, CA 91403
Email: arhim@lakklawyers.com	Email:

13. Authority. Each person executing this Agreement warrants and represents to the other parties that it has authority to execute this Agreement, that it has read and fully understands this Agreement, and that it is entering into this Agreement freely and voluntarily.

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IN WITNESS WHEREOF, the Parties hereby sign as of the date first set forth above.

LENDER

PINNACLE BANK,
a California corporation

By:	/s/ Kerin O’Hare
Name:	Kerin O’Hare
Its:	President PCF/Pinnacle Bank

BORROWER

POLAR POWER, INC.,
a Delaware corporation

By:	/s/ Arthur Sames
Name:	Arthur Sams
Its:	CEO

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